FOR IMMEDIATE RELEASE

Highpower International, Inc. Reports Third Quarter 2012

Financial Results

Record Lithium and Ni-MH battery sales; Increasing profitability and gross margin improvement

New York, USA & Shenzhen, China – November 13, 2012 – Highpower International, Inc. (NasdaqGM: HPJ), a developer, manufacturer and marketer of nickel-metal hydride (Ni-MH) and lithium-based rechargeable batteries and battery solutions, today announced financial results for the third quarter ended September 30, 2012.

Third Quarter 2012 Highlights

•	Grew net sales by 13.4% year-over-year and 8.5% sequentially for the third quarter of 2012 to $31.9 million
•	Set record sales levels in both major battery segments--Lithium battery net sales up 87.7% over the third quarter of 2011 and 22.4% sequentially; Ni-MH battery net sales up 9.1% over the third quarter of 2011 and 0.9% sequentially
•	Strong gross margin expansion to 23.9% in the third quarter of 2012 from 13.8% in the third quarter 2011
•	Continued profitability; EPS attributable to Highpower International of $0.05 for third quarter of 2012

Management Commentary

“Highpower experienced another healthy quarter of growth, marked by increasing momentum in sales and profitability,” said Mr. George Pan, Chairman and Chief Executive Officer of Highpower International. “Our lithium battery business achieved record levels of sales and production, which was driven by increasing demand for portable power devices and our higher-end battery product offerings. Additionally, our Ni-MH business turned in a solid performance with strong volumes and improved margins.”

“Looking ahead, we are well positioned to continue to gain market share through increased demand for our higher capacity battery products, industry consolidation, and our diversified international customer base. We see no signs of lithium battery demand subsiding, given the expanding worldwide appetite for portable devices such as smart phones, tablets, and energy storage applications. We are also actively pursuing opportunities in the electric transportation market, which we believe will provide another avenue of growth for us in the years ahead,” concluded Mr. Pan.

Mr. Henry Sun, Chief Financial Officer of Highpower International, added, “We are pleased to have delivered our second straight quarter of profitability driven by robust margin improvement. We are benefiting from our shift towards higher-end products and a favorable commodity cost environment, as well as a shift away from our lower margin New Materials Business. We expect to continue to benefit from favorable commodity costs in the fourth quarter and that our European business will stabilize. Moreover, we look forward to launching a profitable battery and e-waste recycling business in 2013.”

Third Quarter 2012 Financial Results

Net sales for the third quarter ended September 30, 2012 totaled $31.9 million, a year-over-year increase of 13.4% compared with $28.1 million for the third quarter ended September 30, 2011 and a sequential increase of 8.5% from the second quarter 2012. The year-over-year increase in sales for the third quarter was primarily due to strong year-over-year sales increases in both lithium and Ni-MH battery segments, which was offset by a decline in revenues in the New Materials segment as this business shifts to a full recycling platform in 2013.

Third quarter 2012 gross profit increased to $7.6 million, as compared with $3.9 million for the third quarter of 2011. Gross profit margin was 23.9% for the third quarter of 2012, as compared with 13.8% for the third quarter of 2011, or a 1,010 basis point improvement. The year-over-year increase in gross profit margin for the third quarter of 2012 was primarily due to higher sales volumes, lower commodity costs, a greater percentage of higher-end battery products, and a shift in our revenue mix away from the low margin New Materials business.

R&D spending was $1.1 million for the third quarter of 2012, as compared with $0.8 million for the comparable period in 2011, due to expansion of our workforce to expand research and development and management functions.

Selling and distribution costs were $1.4 million for third quarter of 2012 as compared with $1.5 million for the comparable period in 2011.

General and administrative expenses, including non-cash stock-based compensation, were $4.0 million for the third quarter of 2012, as compared with $2.2 million for the third quarter of 2011, with the increase resulting from our expanded infrastructure required to support our growth as well as a $0.8 million increase in bad debt expense.

Income from operations for the third quarter of 2012 was $1.0 million as compared with a loss from operations of ($0.8) million for the third quarter of 2011.

Net income attributable to Highpower International (exclusive of loss attributable to non-controlling interest) for the third quarter of 2012 was $0.6 million, or $0.05 per diluted share, based on 13.6 million weighted average shares outstanding. This compares with a third quarter 2011 net loss attributable to Highpower International (exclusive of loss attributable to non-controlling interest) of ($0.6) million, or ($0.05) per diluted share, based on 13.6 million weighted average shares outstanding.

Balance Sheet

At September 30, 2012, Highpower International had cash, cash equivalents and restricted cash totaling $27.8 million, total assets of $111.3 million, and stockholders’ equity of $30.2 million. Total debt was $47.9 million at September 30, 2012. Bank credit facilities totaled $53.9 million, of which $19.9 million was available at the end of the quarter.

Outlook

Based on our current expectations for global demand for the rechargeable battery market in 2012 and our continued shift toward higher-end products, we expect revenues from our battery business to grow at least 15% over 2011 revenue levels. The revenue growth in our Ni-MH and lithium businesses will be offset by the shift away from our traditional New Materials business to a full scale materials recycling business that will ramp up in 2013. We expect to remain profitable for the fourth quarter of fiscal 2012.

Conference Call and Webcast

The Company will host a conference call today at 7:00 a.m. Pacific time/10:00 a.m. Eastern time to discuss these results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877-941-8609 from the U.S. or 480-629-9835 from outside the U.S. and referencing the reservation code 4573488. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.highpowertech.com or www.InvestorCalendar.com.

About Highpower International, Inc.

Highpower International was founded in 2001 and produces Nickel-Metal Hydride (Ni-MH) and lithium-based rechargeable batteries used in electric bikes, energy storage systems, power tools, medical equipment, digital and electronic devices, personal care products, and lighting. With over 3,000 employees and advanced manufacturing facilities located in Shenzhen and Huizhou of China, Highpower serves its customers around the world through continuous research and development as well as its commitment to quality products. As a company, Highpower International is committed to clean technology, not only in the products it makes, but also in the processes adopted to produce them. The majority of Highpower International's products are distributed worldwide to markets in the United States, Europe, China and Southeast Asia.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 that are not historical facts. These statements  can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and the Company's future performance, operations and products. Such statements involve known and unknown risks, uncertainties and other factors that could cause the Company's actual results to differ materially from the results expressed or implied by such statements. Such risks and uncertainties include, without limitation, the current economic downturn and uncertainty in the European economy adversely affecting demand for the Company’s products; fluctuations in the cost of raw materials; the Company’s dependence on, or inability to attract additional, major customers for a significant portion of its net sales; the Company’s ability to increase manufacturing capabilities to satisfy orders from new customers; the Company’s ability to maintain increased margins; changes in the laws of the People’s Republic of China that affect the Company’s operations; the devaluation of the U.S. Dollar relative to the Renminbi; the Company’s dependence on the growth in demand for portable electronic devices and the success of manufacturers of the end applications that use the Company’s battery products; the Company’s responsiveness to competitive market conditions; the Company’s ability to successfully manufacture its battery products in the time frame and amounts expected; the market acceptance of the Company’s lithium products; the Company’s ability to successfully develop products for and penetrate the electric transportation market; the Company’s ability to continue R&D development to keep up with technological changes; the Company’s ability to successfully transition its New Materials business into a full scale materials recycling business; changes in foreign, political, social, business and economic conditions that affect the Company’s production capabilities or demand for our products; and various other matters, many of which are beyond the Company’s control. For a more detailed discussion of these and other risks and uncertainties see "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public filings including the Company’s Form 10-K for the fiscal year ended December 31, 2011, its Form 10-Q reports for the quarters ended March 31, 2012 and June 30, 2012 filed with the SEC and its Form 10-Q report for the quarter ended September 30, 2012 to be filed with the SEC.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Any forward-looking statement made by us in this press release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company has no obligation to update the forward-looking information contained in this press release.

Financial Profiles, Inc.

Tricia Ross

+1-916-939-7285

HPJ@finprofiles.com

– financial tables to follow –

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Net sales	31,868,046	28,091,330	81,848,511	84,750,150
Cost of sales	(24,258,038)	(24,212,746)	(64,557,820)	(72,105,177)
Gross profit	7,610,008	3,878,584	17,290,691	12,644,973

Research and development expenses	(1,147,359)	(823,735)	(3,265,290)	(2,302,163)
Selling and distribution expenses	(1,423,372)	(1,498,955)	(3,904,771)	(3,654,303)
General and administrative expenses, including stock-based compensation	(4,035,269)	(2,200,960)	(8,313,737)	(6,406,295)
Loss on exchange rate difference	(200,488)	(186,879)	(78,458)	(657,581)
Gain (loss) on derivative instruments	207,576	97,411	240,532	(136,786)
Equity loss in an associate	-	(104,375)	-	(108,346)
Total operation expenses	(6,598,912)	(4,717,493)	(15,321,724)	(13,265,474)

Income (loss) from operations	1,011,096	(838,909)	1,968,967	(620,501)

Other income	176,265	239,831	404,483	458,086
Interest expenses	(63,935)	(105,115)	(377,376)	(365,257)
Income (loss) before taxes	1,123,426	(704,193)	1,996,074	(527,672)

Income taxes (expense) benefit	(526,947)	73,683	(943,213)	(69,095)
Net income (loss)	596,479	(630,510)	1,052,861	(596,767)

Less: net loss attributable to non-controlling interest	(47,883)	-	(98,400)	-
Net income (loss) attributable to the Company	644,362	(630,510)	1,151,261	(596,767)

Comprehensive income
Net income (loss)	596,479	(630,510)	1,052,861	(596,767)
Foreign currency translation gain	381,765	61,799	225,870	1,220,385
Comprehensive income (loss)	978,244	(568,711)	1,278,731	623,618

Less: comprehensive loss attributable to non-controlling interest	(38,561)	-	(107,010)	-
Comprehensive income (loss) attributable to the Company	1,016,805	(568,711)	1,385,740	623,618

Earnings (loss) per share of common stock attributable to the Company
- Basic and diluted	0.05	(0.05)	0.08	(0.04)

Weighted average common shares outstanding
- Basic and diluted	13,582,106	13,582,106	13,582,106	13,582,106

HIGHPOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Stated in US Dollars)

	September 30,	December 31,
	2012	2011
	(Unaudited)
	$	$
ASSETS
Current Assets:
Cash and cash equivalents	5,500,805	5,175,623
Restricted cash	22,319,701	12,708,999
Accounts receivable, net	23,961,421	21,129,418
Notes receivable	1,243,819	515,107
Prepayments	3,628,248	4,251,723
Other receivables	811,909	1,041,614
Inventories	16,964,816	13,512,942
Total Current Assets	74,430,719	58,335,426

Property, plant and equipment, net	30,955,446	25,462,656
Land use rights, net	4,408,740	3,132,965
Intangible asset, net	712,500	750,000
Deferred tax assets	632,101	857,209
Foreign currency derivatives assets	113,402	15,653

TOTAL ASSETS	111,252,908	88,553,909

LIABILITIES AND EQUITY

LIABILITIES
Current Liabilities:
Accounts payable	25,371,520	22,153,822
Deferred revenue	655,446	-
Short-term loan	15,671,794	9,545,383
Notes payable	24,286,540	17,909,843
Letter of credit	-	2,880,000
Other payables and accrued liabilities	5,349,133	6,941,063
Income taxes payable	875,054	411,536
Current portion of long-term loan	1,749,976	-

Total Current Liabilities	73,959,463	59,841,647

Long-term loan	6,204,461	-

TOTAL LIABILITIES	80,163,924	59,841,647

COMMITMENTS AND CONTINGENCIES

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Stated in US Dollars)

	September 30,	December 31,
	2012	2011
	(Unaudited)
	$	$
EQUITY
Stockholder’s equity
Preferred Stock
(Par value: $0.0001, Authorized: 10,000,000 shares, Issued and outstanding: none)	-	-
Common stock
(Par value: $0.0001, Authorized: 100,000,000 shares, 13,582,106 shares issued and outstanding at September 30,2012 and December 31, 2011)	1,358	1,358
Additional paid-in capital	5,976,696	5,831,237
Statutory and other reserves	2,726,390	2,726,390
Retained earnings	16,789,917	15,638,656
Accumulated other comprehensive income	4,749,100	4,514,621

Total equity for the Company’s stockholders	30,243,461	28,712,262

Non-controlling interest	845,523	-

TOTAL EQUITY	31,088,984	28,712,262

TOTAL LIABILITIES AND EQUITY	111,252,908	88,553,909

HIGHPOWER INTERNATIONAL, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US Dollars)

	Nine months ended September 30,
	2012	2011
	(Unaudited)	(Unaudited)
	$	$
Cash flows from operating activities
Net income (loss)	1,052,861	(596,767)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,668,979	1,349,240
Allowance for doubtful accounts	1,156,434	146,393
Loss (gain) on disposal of property, plant and equipment	55,000	(7,462)
Equity loss in an associate	-	108,346
Income on derivative instruments	(97,029)	(211,898)
Deferred income tax	225,862	(159,157)
Share based payment	145,459	612,057
Changes in operating assets and liabilities:
Accounts receivable	(3,904,228)	(1,839,396)
Notes receivable	(722,104)	(141,131)
Prepayments	629,689	(4,688,226)
Other receivable	231,388	212,606
Inventories	(3,385,965)	1,518,693
Accounts payable	5,412,400	3,510,379
Deferred revenue	650,951	-
Other payables and accrued liabilities	(1,602,391)	151,627
Income taxes payable	459,052	(1,041,362)
Net cash flows provided by (used in) operating activities	1,976,358	(1,076,058)

Cash flows from investing activities
Acquisition of plant and equipment	(9,626,668)	(4,986,349)
Acquisition of land use right	(1,323,559)	-
Net cash flows used in investing activities	(10,950,227)	(4,986,349)

Cash flows from financing activities
Proceeds from short-term bank loans	9,866,422	12,708,732
Repayment of short-term bank loans	(3,772,049)	(7,305,110)
Proceeds from long-term bank loans	7,899,893	-
Proceeds from notes payable	33,555,477	24,638,742
Repayment of notes payable	(27,278,534)	(16,766,610)
Proceeds from letter of credit	-	2,995,868
Repayment of letter of credit	(2,880,000)	(1,379,051)
Proceeds from non-controlling interest	947,987	-
Increase in restricted cash	(9,495,213)	(9,231,878)
Net cash flows provided by financing activities	8,843,983	5,660,693
Effect of foreign currency translation on cash and cash equivalents	455,068	96,274
Net increase (decrease) in cash and cash equivalents	325,182	(305,440)
Cash and cash equivalents - beginning of period	5,175,623	8,490,629
Cash and cash equivalents - end of period	5,500,805	8,185,189

Supplemental disclosures for cash flow information:
Cash paid for:
Income taxes	258,300	1,271,794
Interest expenses	917,662	607,203
Non-cash transactions
Accounts payable for construction in progress	2,285,517	-